Exhibit 99.1

July 13, 2015

Scott Stubbs Joins ZAGG‘s Board of Directors

SALT LAKE CITY, July 13, 2015 (GLOBE NEWSWIRE) -- ZAGG Inc (Nasdaq: ZAGG), a leading global mobile device accessories company, today announced that Scott Stubbs, executive vice president and CFO of Extra Space Storage, has been elected to ZAGG’s board of directors. Mr. Stubbs joins as an independent director, effective immediately. Also today, Bradley J. Holiday, the Company’s newly appointed CFO, resigned as a director. Mr. Stubbs election maintains the ZAGG board at five directors, four of whom are independent directors.

Mr. Stubbs has served as EVP and CFO of Extra Space Storage since 2011, and has served as the senior vice president of finance and accounting since the company’s inception, in addition to being the corporate controller of the predecessor company beginning in December 2000. Extra Space Storage is the second largest owner, developer, acquirer and operator of professionally managed self-storage properties in the U.S. The Company trades on the New York Stock Exchange under the ticker EXR.

"Scott’s 15 years of experience in senior financial roles at a public company will add valuable expertise and strategic insight to our board of directors,” stated Cheryl A. Larabee, chairperson of ZAGG board of directors.  “We appreciate his willingness to serve as a director and look forward to benefitting from his judgment and counsel."

Prior to joining the predecessor to Extra Space Storage, Mr. Stubbs served as chief financial officer of the Lyon Company from June 2000 through December 2000. From 1995 through 2000, he served as the U.S. controller of Critchley Inc. and from November 1992 through June 1995, he worked at Neilson, Ellgren, Durkin & Co. as a consultant. Mr. Stubbs is a licensed CPA and holds a B.S. and a Masters in accountancy from Brigham Young University.

Effective today, Bradley J. Holiday, who has been a ZAGG board member since 2012, resigned as a director. Mr. Holiday was appointed ZAGG chief financial officer on June 11, 2015, at which time he resigned as chair and member of the audit committee and as a member of the nominating and governance committee. Chairperson of the Board, Ms. Larabee became audit committee chair upon Mr. Holiday’s resignation.

For more information about ZAGG or any of their products, please visit ZAGG.com.

About ZAGG Inc:

ZAGG Inc (Nasdaq: ZAGG) and its subsidiaries design, produce and distribute creative mobile accessory solutions. The Company's three distinct brands -- ZAGG, iFrogz and InvisibleShield® -- offer solutions such as keyboards, cases, screen protection, audio, power management and gaming products. ZAGG serves as the professional, work-hard technology-based product line; iFrogz is the fun, trend-driven, clever and colorful product line; and InvisibleShield is the durable, scientifically formulated, protective product line. ZAGG distinguishes itself by offering industry-leading products through targeted global distribution channels, with the broadest product offering in its sector. More information about the company and its brands is available at ZAGG.com or on Facebook, Twitter, Google+ and YouTube.

About Extra Space Storage Inc. Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a fully integrated, self-administered and self-managed real estate investment trust. As of June 30, 2015, the Company owned and/or operated 1,146 self-storage properties in 35 states, Washington, D.C. and Puerto Rico. The Company's properties comprise approximately 775,000 units and approximately 85.0 million square feet of rentable storage space offering customers conveniently located and secure storage units across the country, including boat storage, RV storage and business storage. The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

CONTACT: Investor Relations:

ZAGG Inc

Kim Rogers

801-506-7008

kim.rogers@zagg.com

Media:

Edelman

Roman Skuratovskiy

650-762-2835

roman.skuratovskiy@edelman.com

Company:

ZAGG Inc

Nathan Nelson

801-506-7341

nnelson@zagg.com

Source: ZAGG Inc